                                      EXHIBIT 21

                                SUBSIDIARIES OF REGISTRANT


                                    State of            Percent of Capital Stock
  Name of Subsidiary              Incorporation        Owned at December 31, 1997
  ------------------              -------------        --------------------------
First National Bank of Joliet         Illinois                  100%

Southwest Suburban Bank               Illinois                  100%

Bank of Lockport                      Illinois                  100%

Community Bank of Plano               Illinois                  100%





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